CHRISTINE REPASY
SENIOR VICE PRESIDENT AND
GENERAL COUNSEL                                                           [LOGO]
HARTFORD LIFE INSURANCE COMPANIES                                   THE HARTFORD
DIRECT DIAL:  (860) 843-3560
FAX:  (860) 843-8328
INTERNET:  crepasy@hartfordlife.com



September 24, 2004



To:  Board of Directors of Hartford Life Insurance Company

RE:  Enforceability of Funding Agreements Issued to Certain Trusts

Ladies and Gentlemen:

I am the General Counsel to Hartford Life Insurance Company ("Hartford Life"), a Connecticut life insurance corporation.

I am furnishing this opinion in connection with the issuance by Hartford Life of the funding agreement listed below (the "Contract") to the trust (the "Trust") listed below on or about the date of this letter:

     CONTRACT                        CONTRACTHOLDER
     --------                        --------------
     Funding Agreement FA-404003     Hartford Life Global Funding Trust 2004-003


The Trust was established pursuant to the Hartford Life Global Funding note issuance program (the "Program") described in that certain registration statement on Form S-3 (File No. 333-112244) filed on January 27, 2004 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 thereto, filed with the SEC on March 16, 2004; by Amendment No. 2 thereto, filed with the SEC on May 4, 2004 and by Amendment No. 3 thereto, filed with the SEC on July 27, 2004. The Registration Statement describes (i) the registration and public offering of up to $2 billion, in the aggregate principal amount of notes (the "Notes") to be issued by a series of trusts and
(ii) the registration of up to $2,000,000,000, or the equivalent amount in one or more foreign or composite currencies, aggregate principal amount of Hartford Life's funding agreement (such as the Contract) to be sold to the Trust described below in connection with the issuance and sale of the Notes.

The Trust is intended to be a trust described in the prospectus (including the prospectus supplement relating to Medium Term Notes), both dated September 7, 2004, and included in the Registration Statement (together, the "Prospectus"). Once duly formed, the Trust is authorized to issue no more than a single series of Notes and to take certain other actions necessary or appropriate to such issuance. The proceeds from the sale of each series of Notes are to be used by the Trust to purchase separately from Hartford Life a funding agreement, such as the Contract listed above. As described in the Prospectus, the Notes issued by the Trust are to be secured by the assignment to an indenture trustee of its Contract and all proceeds from its Contract.

In connection with the foregoing, I, or persons under my supervision, have examined an original or copies certified to my satisfaction as being a true copy of the certificate of incorporation and bylaws of Hartford Life, and have reviewed such other corporate records, instruments and other documents as deemed necessary or appropriate in order to render the opinions set forth herein. I, or persons under my supervision, have also reviewed, in unexecuted form, the Contract.

In the examination of various documents, instruments and records, including without limitation any referred to in this opinion letter, and in connection with the opinions herein expressed, I have assumed the competency of all individual signatories, the genuineness of all signatures, submitted as certified, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, I am of the opinion that, as of the date of this letter:

         (a) Hartford Life is a Connecticut domiciled insurance company duly organized, validly existing and in good standing under the laws of Connecticut as a corporation formed for the purposes of conducting the business of a life insurance company. Hartford Life has the necessary corporate authority to enter into each of the Contracts and to perform its respective obligations thereunder.

         (b) Hartford Life has obtained licenses from the states of Connecticut and Delaware, which authorize Hartford Life to conduct life insurance business and to issue insurance contracts (including the Contract) in those states. Hartford Life has all necessary authority to execute and to issue such Contracts under applicable Connecticut and Delaware insurance laws and regulations and orders and interpretations of the Connecticut Insurance Department and the Delaware Insurance Department.

         (c) The issuance of the Contract has been approved by all necessary corporate action on the part of Hartford Life; and the Contract constitutes the legal, valid and binding obligation of Hartford Life, enforceable in accordance with its terms, except to the extent enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or effecting the enforcement of creditors' rights or remedies generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing.


I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Current Report of Hartford Life on Form 8-K and to the use of my name under the heading "Legal Matters" in the Prospectus and to the incorporation by reference of this opinion and consent as exhibits to the Registration Statement filed in accordance with Rule 462(b) under the Act. In giving the foregoing consents, I do not thereby admit that I come within the category of persons, whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christine Hayer Repasy

General Counsel
Hartford Life Insurance Company







                                               Hartford Life Insurance Companies
                                                            200 Hopmeadow Street
                                                              Simsbury, CT 06089
                                                             Mail: P.O. Box 2999
                                                         Hartford, CT 06104-2999